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                                                                    Exhibit 10-S

                                DANA CORPORATION
                              ANNUAL INCENTIVE PLAN

1. OVERVIEW AND EFFECTIVE DATE

      The Annual Incentive Plan (the "PLAN") of Dana Corporation (the "COMPANY") is intended to reward key members of the management of the Company and its consolidated subsidiaries for achieving specific performance goals over one-year periods commencing on each of January 1, 2006 and January 1, 2007. The Plan offers Participants (as defined below) the opportunity to receive a cash payment if the Company achieves certain financial objectives that are deemed critical to the restructuring of the Company, as determined by the Compensation Committee (the "COMMITTEE") of the Board of Directors (the "BOARD").

      The Plan is effective as of March 1, 2006 (the "EFFECTIVE DATE"). The Plan was approved by the Committee and recommended to the Board on February 27, 2006. On February 28, 2006 (the "APPROVAL DATE"), the Board approved and authorized the Plan.

2. PLAN ADMINISTRATION

      The Plan will be administered by the Committee. The Committee's powers and authority include, but are not limited to (1) selecting individuals who are eligible to participate as Critical Leaders and Key Leaders (both as defined herein), (2) determining award opportunities for Critical Leaders and Key Leaders, (3) establishing parameters for the selection of the Dana Leaders (as defined herein), (4) approving the aggregate amount available for awards for each Performance Period (as defined herein), (5) establishing the program elements for each Performance Period and Interim Performance Period (as defined herein), (6) interpreting the Plan's provisions, (7) determining achievement of the Performance Goals (as defined herein) and approving payments under the Plan, and (8) administering the Plan in a manner that is consistent with its purpose.

      The Chief Executive Officer ("CEO") of the Company will have the powers and authority described in clauses (1) and (2) above with respect to the Dana Leaders, in addition to those powers delegated to him by the Committee and herein provided, in accordance with parameters established by the Committee.

      The Committee may delegate certain administrative functions to management, such as maintenance of lists of all employees who are eligible to participate, periodic communication with regard to performance against targets over time, and other functions as determined by the Committee.

3. PERFORMANCE AND INTERIM PERFORMANCE PERIODS

      Performance will be measured over each of the one-year periods from January 1, 2006 to December 31, 2006, and January 1, 2007 to December 31, 2007 (each a "PERFORMANCE PERIOD") and each of the six-month periods from January 1, 2006 to June 30, 2006, and from January 1, 2007 to June 30, 2007 (each an "INTERIM PERFORMANCE PERIOD").

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4. ELIGIBILITY AND PARTICIPATION

      "PARTICIPANTS" will be employees of the Company or its consolidated subsidiaries in one of the following three categories, selected based on their importance to the Company and the achievement of the Company's financial and restructuring goals. The Critical Leaders and Key Leaders will be recommended by the CEO and approved by the Committee. The Dana Leaders will be recommended by senior management and approved by the CEO in accordance with the parameters established by the Committee.

      (a) "CRITICAL LEADERS" will be executives whose efforts will be critical to achieving the Company's restructuring and financial goals.

      (b) "KEY LEADERS" will be executives with vital operational responsibilities for Dana's Product Groups or vital administrative responsibilities for performing the corporate functions that support the Company and the Product Groups.

      (c) "DANA LEADERS" will be other individuals with essential operational responsibilities in the Product Groups or essential administrative responsibilities for performing corporate functions that support the Company and the Product Groups.

      Participants may be added after the Effective Date as recommended by the CEO and approved by the Committee with respect to Critical Leaders and Key Leaders, and as recommended by senior management and approved by the CEO with respect to Dana Leaders in accordance with the parameters established by the Committee.

      Participants with respect to each Performance Period will receive a personalized letter from the Company indicating their participation in the Plan and the Target Award Opportunity (as defined herein) for such Performance Period.

5. ESTABLISHING PROGRAM ELEMENTS FOR EACH PERFORMANCE AND INTERIM PERFORMANCE PERIOD

      The Committee will establish the following elements of the program for each Performance and Interim Performance Period:

      (a) Eligibility. The Committee will decide, based upon recommendations from the CEO, the employees of the Company and its consolidated subsidiaries who will be designated as Critical Leaders and Key Leaders for the Performance Period and the related Interim Performance Period. The Committee will also establish the parameters the CEO and senior management should use to identify the Dana Leaders who will participate for the Performance Period and related Interim Performance Period. The CEO will decide, based upon recommendations of senior management, the employees of the Company and its consolidated subsidiaries who will be designated as Dana Leaders.

      (b) Objectives. The Board of Directors, upon the recommendation of the Committee, will set one or more financial performance goals to be achieved by the Company during the Performance Period and the related Interim Performance Period (collectively, with the Product Group financial performance goals, the "PERFORMANCE GOALS"), will establish the method of measuring the level of performance achieved for each such Performance Goal, and will establish "Threshold," "Target," and "Superior" levels of performance for the Performance Goals. In addition, the Board of Directors, upon the recommendation of the Committee, will set

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one or more financial performance goals to be achieved by each of the Company's
Product Groups during the Performance Period and the Interim Performance Period, for use in determining the payouts to be made to Key Leaders and Dana Leaders employed in that Product Group. The Performance Goals will be described in the minutes.

      (c) Amount of Target Award Opportunities. The Committee or Chair with respect to Critical Leaders and Key Leaders, and the CEO with respect to Dana Leaders, will establish the potential incentive award each Participant may receive for the Performance Period (the "TARGET AWARD OPPORTUNITY") if the target level of performance for the Performance Goals is achieved during the Performance Period. In determining the amounts of the Target Award Opportunities, the Committee, Chair and CEO will consider (1) the level of payment that is necessary or appropriate to provide an economic incentive for each Participant to exert additional efforts on behalf of the Company, (2) the amount the Company is expected to be able to afford to pay as awards, given its debt service, cash flow and financial covenants, and (3) such other factors as the Committee deems to be desirable. The Target Award Opportunity that may be earned during the Performance Period will equal a percentage of the Participant's base salary as of the Effective Date and will be expressed as a dollar amount specified in advance. Changes in a Participant's base salary after the Effective Date will not affect the amount of his Target Award Opportunity for the Performance Period. The maximum award which may be paid to any participant for the Performance Period if the "Superior" level of performance is achieved with respect to the Performance Goal for the Performance Period will in no event exceed 200 percent of the Target Award Opportunity for the Participant.

6. AWARD DETERMINATIONS

      At the end of each Performance Period and Interim Performance Period, the Committee will determine the level of performance achieved for the Performance Goals during such period. The levels of performance achieved will be compared to the Performance Goals for the period. The amount of the award paid to any Participant may be higher or lower than his Target Award Opportunity based on actual performance, and there is no guarantee that any payments will be made for any Performance Period.

      (a) Below Threshold Level. If the level of performance achieved with respect to the Performance Goals is less than the "Threshold" level designated by the Committee, no awards will be paid to Participants.

      (b) At or Above Threshold Level. If the level of performance achieved with respect to the Performance Goals is equal to (but does not exceed) the "Threshold" level established by the Committee, each Participant will be eligible to receive an award up to the amount of the minimum award which would have been earned at the "Threshold" level of performance for the Performance Period. If the level of performance achieved with respect to the Performance Goals exceeds the "Threshold" level but does not reach the "Target" level, the amount of the award that will be paid to each Participant will be proportionately increased from the "Threshold" level payment by interpolating between the "Threshold" level and the amount of the Target Award Opportunity which would have been earned at the "Target" level of performance.

      (c) At or Above Target Level. If the level of performance achieved with respect to the Performance Goals is equal to (but does not exceed) the "Target" level established by the Committee, each Participant will be eligible to receive an award up to his Target Award Opportunity for the Performance Period. If the level of performance achieved with respect to the Performance Goals exceeds the "Target" level but does not reach the "Superior" level, the

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amount of each Participant's award will be proportionately increased from the
"Target" level payment by interpolating between the "Target" level and the amount of the maximum award which would have been earned at the "Superior" level of performance.

      (d) At or Above Superior Level. If the level of performance achieved with respect to the Performance Goals is equal to or greater than the "Superior" level established by the Committee, each Participant will be eligible to receive an award up to the amount of the maximum award which would have been earned at the "Superior" level of performance.

      The total amount of the award paid to a Participant for any Performance Period or Interim Performance Period under the Plan may not exceed the amount calculated as provided herein. If an Interim Payout is made as set forth in
Section 8, the amount of the award paid for performance over the entire Performance Period will be reduced by the amount of the Interim Payout. However, in no event will a Participant be required to pay back any amounts received as an Interim Payout in the event the Interim Payout exceeds the amount of the award for the entire Performance Period.

7. MANAGEMENT BUSINESS OBJECTIVES

      The Committee may identify and utilize individual metrics ("MANAGEMENT BUSINESS OBJECTIVES") to make discretionary adjustments to the awards payable to Critical Leaders and Key Leaders, and CEO will have the same powers and authority to make discretionary adjustments to awards payable to Dana Leaders, provided that the net aggregate effect of all discretionary adjustments to the total amount of compensation reflected in the budget for the Plan approved by the Board will be zero.

8. INTERIM PAYOUTS

      At the end of each Interim Performance Period, each Participant will be eligible to receive an "INTERIM PAYOUT" equal to 50% of his Target Award Opportunity if the Performance Goals set by the Committee for such six-month period are achieved. The Interim Payouts, to the extent earned, will be paid out consistent with the terms of Section 6 above and in accordance with the provisions outlined hereafter.

9. FORM OF PAYOUT AND TIMING

      To be eligible to receive a payout under the Plan, a Participant must be in active full-time employment of the Company or a consolidated subsidiary on the date of payment (the "PAYMENT DATE").

      Interim Payouts earned in 2006 and 2007 will be paid on or before August 15, 2006 or 2007, respectively. Awards earned for performance in the 2006 and 2007 Performance Periods will be paid on or before March 15, 2007 and 2008, respectively.

      All Interim Payouts and awards will be paid in cash and will be subject to all applicable tax withholding requirements.

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10. TERMINATION OF EMPLOYMENT

      Unless determined otherwise by the Committee, a Participant will forfeit all unpaid amounts earned hereunder if he is not in active full-time employment with the Company or a consolidated subsidiary on the Payment Date.

      Notwithstanding the foregoing, in the event of a Participant's "Death" or "Disability" (as defined in the Dana Corporation Change in Control Severance Plan in effect on the Effective Date) or involuntary termination by the Company without "Cause" (as defined in the Dana Corporation Change in Control Severance Plan in effect on the Effective Date), accrued but unpaid amounts will be paid in accordance with the terms of payment applicable to other Participants in the Plan in active full-time employment with the Company, adjusted to reflect the portion of the Performance Period actually completed as of the date of the involuntary termination by the Company without Cause, Death or Disability. A Participant's beneficiary will be paid a pro-rata payment for the last period worked (interim or full year, as the case may be, but not thereafter). If the Participant is terminated after January 1, but before June 30, he may receive an Interim Payout, if applicable. If the Participant is terminated after July 1 but before December 31, he may receive an award, if applicable. The adjusted amount will be determined by (a) multiplying the Interim Payout or award applicable to such Participant (assuming continuous service through the end of the Interim Performance Period or full Performance Period, as the case may be) by a fraction, the numerator of which will equal the actual whole and partial months worked during such period and the denominator of which will equal 12, and (b) in the case of an award, subtracting the amount of any applicable Interim Payout. Payments hereunder will be made at the times set forth in Section 9 unless determined otherwise by the Committee.

11. PRO RATA PAYMENTS

      An employee who is selected to participate in the Plan as a result of promotion or new hire may be assigned a Target Award Opportunity that reflects the portion of Performance Period he is anticipated to complete based on the date that he becomes a Participant. The Target Award Opportunity assigned to such a Participant will not be subject to additional pro-ration, except to the extent Section 10 applies. The Committee for the Critical Leaders and Key Leaders, and the CEO for the Dana Leaders, will have the discretion to include a new Participant in the Plan for the full year.

12. AMENDMENTS AND TERMINATION

      The Company, by action of the Committee, shall have the right to amend or terminate the Plan as it deems necessary and appropriate.

13. OTHER

      (a) No Individual Rights. Neither the Plan nor any action taken hereunder will be construed as giving any Participant any right to continue to be employed or to continue to provide services to the Company, any subsidiary, or any related entity. The right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries, as applicable.

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      (b) Binding Arbitration. Any dispute or disagreement regarding participation and/or a Participant's rights to any payments under the Plan will be settled solely by binding arbitration in accordance with the applicable rules of the American Arbitration Association.

      (c) Unfunded Plan. The Plan will be unfunded and will not create (or be construed to create) a trust or a separate fund or funds. To the extent any Participant holds any obligation of the Company hereunder by virtue of participation in this Plan, such obligation will constitute a general unsecured liability of the Company and accordingly will not confer upon such person any right, title, or interest in any assets of the Company.

      (d) Governing Law. The terms of the Plan and all rights thereunder will be governed by and construed in accordance with the laws of the state of Ohio, without reference to principles of conflict of laws.

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